Exhibit 99.1

Media General to Acquire WHTM TV of Harrisburg PA from Sinclair Broadcast Group

Richmond, VA, June 23, 2014 – Media General, Inc. (NYSE: MEG) announced today a definitive agreement with Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) under terms of which Media General will purchase WHTM TV, Channel 10, an ABC affiliate in Harrisburg, Pennsylvania, currently owned by Allbritton Communications, for $83.4 million in cash. Sinclair previously announced that it would seek to divest the station in connection with its pending acquisition of Allbritton’s broadcasting properties.

“WHTM TV is a marquee station in an attractive, capital-city market. It has a demonstrated, winning commitment to high-quality local news and programming and to its community. It fits perfectly with our Company,” said George L. Mahoney, President and Chief Executive Officer of Media General. “We look forward to welcoming WHTM to Media General and to building further on its many accomplishments.”

WHTM is the number-2 ranked television station in the 43rd-largest DMA in the country.

The transaction is subject to the closing of the Sinclair-Allbritton transaction, to typical regulatory clearances, and to customary closing conditions for a transaction of this nature.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in high quality broadcast markets across the U.S. The company owns or operates 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 28 markets. These stations reach 16.5 million, or 14%, of U.S. TV households. Sixteen of the 31 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate.

Media Contact:

Jim Woodward

SVP, Finance & CFO

804-887-5110

JWoodward@mediageneral.com